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                                                                                   EXHIBIT 12.1




                                  TOYOTA MOTOR CREDIT CORPORATION

                        CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)



                                                 Three Months Ended           Nine Months Ended
                                                      June 30,                     June 30,
                                                --------------------         --------------------
                                                 1994          1993           1994          1993
                                                ------        ------         ------        ------
                                                              (Dollars in Millions)

Consolidated income
   before income taxes....................        $ 65          $ 65           $216          $182
                                                  ----          ----           ----          ----
Fixed charges:
   Interest...............................         125           116            347           341
   Portion of rent expense
      representative of the
      interest factor
      (deemed to be
      one-third)..........................           1             1              2             2
                                                  ----          ----           ----          ----

Total fixed charges.......................         126           117            349           343
                                                  ----          ----           ----          ----
Earnings available
   for fixed charges......................        $191          $182           $565          $525
                                                  ====          ====           ====          ====

Ratio of earnings to
   fixed charges(2).......................        1.52          1.56           1.62          1.53
                                                  ====          ====           ====          ====

- -----------------

(1)  TMCC  did not receive  any financial support  from TMS during  the three months  or nine months ended June 30, 1994 and 1993.

(2)  In March  1987, TMCC guaranteed  payments of  principal and interest  on $58 million  principal
     amount  of bonds  issued in connection  with  the  Kentucky  manufacturing  facility   of    an
     affiliate.  As of  June 30, 1994, TMCC has  not incurred  any   fixed  charges  in   connection
     with such guarantee and no amount is included in any ratio of earnings to fixed charges.
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